EXHIBIT 99.6


            Prepared Remarks for Avocent Corporation Conference Call
                 Monday, March 14, 2005, 9:00 a.m. Central time

    Following operator introduction of Samuel F. Saracino, Avocent Corporation's Executive Vice President for Legal and Corporate
Affairs, General Counsel, and Secretary:

Mr. Saracino:
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    Thank you and good morning. Welcome to Avocent Corporation's conference call.

    I want to remind all participants that this call will contain forward-looking statements. These include:

     o statements regarding our future business prospects and economic conditions in general;

     o statements relating to Avocent's revenue and sales (including our revenue and net income estimates for the first quarter of 2005), our operating and gross margins, our planned marketing expenditures, our product and distribution plans (including packaging and pricing plans), our international operations, our OEM and other customers, and future expenses;

     o statements about our engineering and design activities, the development, introduction, and marketing of new products and technologies, and the size, growth, and leadership of the potential markets for these products and technologies in the future; and

     o statements relating to the integration of the operations, products, and technologies of the companies we have acquired, and the future revenue attributable to them.

    These forward-looking statements are based on current expectations that involve a number of risks and uncertainties, which could cause our actual results to differ materially. These risk factors are described in our periodic SEC filings (including our 2004 Annual
Report on Form 10-K which we will be filing later today).

    As we have previously stated, Avocent Corporation intends to comply fully with Regulation FD and we have adapted our investor relations practices and procedures to do so. Any and all guidance given to analysts and investors will be done only during this conference call--either in our prepared statements or during the question and answer session that follows. Accordingly, we encourage you to ask any questions you have concerning Avocent, or our business or prospects, during this conference call since we will not be providing additional material commentary or guidance during one-on-one conversations with analysts or investors.

    I would now like to introduce John Cooper, Avocent Corporation's
Chairman and Chief Executive Officer. John....

Mr. Cooper:
-----------

    Good morning. By now you've read our press release issued earlier this morning. I'm disappointed with this news and I appreciate you taking the time to allow me to add some flavor to what you've already read.

    As we noted in our press release earlier today, our sales are behind our forecast for the first quarter, and as a result, we have revised our sales guidance to the $73 - $77 million range for the first quarter of 2005. We are currently in the process of re-evaluating the guidance we have previously given for the rest of 2005, and will have an update for you on that at our regular quarterly conference call in April.

    The sluggishness in our revenue has no simple explanation. No single factor completely explains the drop in revenue we are experiencing. Rather, there were a number of factors that combined to have such a negative impact on our quarter. Let me provide you with a list of the major factors that I believe compounded to create the shortfall in revenue we have experienced to date.

    First, the launch of our DSView3 software and our other new products created confusion in the marketplace and even among some of our resellers. We, as management, must take responsibility for not doing a good job explaining the new features and functionality of DSView3. From everything we have been able to learn, this is the largest single factor impacting the quarter, and the good news is that we believe we know what needs to be done to fix the problem.

    Additionally, we've experienced some disappointment with a couple of major accounts, affecting both branded and OEM channels. Our sales to OEMs have been slower than the seasonal softening we typically experience in the first quarter, with much of the shortfall being attributable to one customer. On the branded side, a major deployment of our product for a large customer that we planned on in our estimates for the first quarter has been delayed. I do not want to make too much of these issues because we experience some level of disappointment each quarter, but usually there is enough good news to offset the minor disappointments within a quarter. Part of the problem this quarter is that this has not happened.

    Finally, we need to acknowledge that the level of competition has increased this quarter as a couple of our competitors are spending significant amounts on advertising and promoting their products.

     o We are aggressively pursuing corrective actions as quickly as possible. We are making adjustments to the packaging and pricing of the products we are selling.

     o We are working with our sales force to more clearly communicate the value proposition of the products and technologies we offer.

     o As previously planned, we will increase our marketing expenditures during 2005 to promote our brand and products and to increase customer awareness of these products.

     o We are accelerating previously-planned customer visits to re-confirm our understanding of how our customers perceive the value of our products and technologies and to validate the messages we want our marketing efforts to deliver.

    In summary, I believe our business model remains intact and viable. We have just been buffeted by a series of mostly unrelated circumstances in a short period of time. We will remedy the problems with our launch of DSView 3 quickly and make it the most competitive offering in the space. We expect our OEM business to return to normal seasonal trends. Finally, we believe that the aggressive marketing programs we already have planned will yield positive results as the year progresses.

    We expect our gross margin percentage for the first quarter to be in the mid-50's due to lower revenue coverage of fixed costs. In future quarters, we will work to manage our fixed expenses as necessary to retain gross margins in line with what we, and you, have come to expect.

    We expect our operating expenses to be reasonably in line, in absolute dollars, with our guidance issued on January 20th . With all of these changes, which I'm sure you can understand we continue to evaluate, our current estimate of operational earnings per share, before the effects of intangible amortization and merger-related costs, is in the range of 14 to 17 cents.

    Thanks for listening. At this time I will open the discussion to questions for both Dusty and myself.